Contact: Chris Donaghey
443-733-1600

KEYW Reports 2015 Second Quarter Financial Results

HANOVER, Md., August 10, 2015 (GLOBE NEWSWIRE) -- The KEYW Holding Corporation (Nasdaq: KEYW), a leading provider of cybersecurity and cyber superiority solutions, announced second quarter 2015 financial results.

The Company reported second quarter 2015 revenue grew by 5.6% to $78.4 million as compared to $74.2 million in the second quarter 2014, driven by growth primarily in its Government Solutions business. The Company reported a GAAP net loss per diluted share of $0.92 in the second quarter as compared to a GAAP loss of $0.05 per diluted share in the prior year period. Second quarter 2015 GAAP loss per diluted share included a $28.8 million non-cash charge to establish a valuation allowance for deferred tax assets in future periods.  The valuation allowance contributed $0.75 to second quarter 2015 loss per share.

Adjusted EBITDA (as described below) was $4.5 million for the second quarter 2015 versus $5.1 million in the prior year period; this primarily reflects the Company’s increased investment in capabilities and infrastructure for both its Government Solutions and Commercial Solutions businesses. During second quarter 2015, KEYW received $96 million in funding actions and ended the quarter with 1,179 employees. Cash flow from operations was $9.5 million in the second quarter.

Mark Willard, interim CEO of KEYW, commented, “KEYW experienced a strong rebound following first quarter results, however, the second quarter was clearly overshadowed by the retirement and loss of our founder, Len Moodispaw. Although Len will be missed, KEYW’s Board is committed to selecting the ideal candidate to lead the next phase of KEYW’s growth and fulfill the vision Len had for KEYW when he founded the Company.”

Government Solutions

Mr. Willard continued, “We experienced strong government order flow in the second quarter, and our pipeline of submitted and pending proposals remains at an all-time high with proposals pending award just short of $400 million, in-process proposals totaling almost $600 million and total value of all 2015 and 2016 opportunities of almost $2 billion, the substantial majority of which are prime contract opportunities. Government Solutions adjusted EBITDA margin of 16.3% also remains solid.”

Government Solutions segment revenue in second quarter 2015 was $75.9 million, an increase of 5.3% over the prior year period. The largest drivers of the increase were related to increased government product sales, the 2015 acquisitions of Milestone Intelligence Group and Ponte Technologies and the continued expansion of our government cyber training initiatives, which were partially offset by reductions to certain services contracts.

Government Solutions gross margin in the second quarter of 2015 was 32.0%, an increase from 30.8% in the prior year. The increase in margin as a percentage of revenue relates to increased government product sales, which generally have higher margins, partially offset by certain services contract rate reductions. Adjusted EBITDA margin in the Government Solutions segment was 16.3% as compared to 17.0% in the second quarter of the prior year.

Commercial Cyber Solutions

Mr. Willard commented, "The second quarter release of HawkEye G 3.0 yielded strong momentum in new pilot signings and pilot momentum has carried over into the third quarter.  Customer reception has been consistently enthusiastic and while the sales cycles can still be lengthy, they are coming down, and interest in HawkEye G as a next-generation endpoint detection and automated response solution continues to increase.”

Second quarter 2015 Commercial segment revenue increased 15.9% to $2.5 million, as compared to $2.2 million in the prior year, and was down 9.6% sequentially compared to the first quarter of 2015. The sequential decrease in revenue in the second quarter was driven by a lower run rate in HawkEye AP product revenue. Commercial bookings for the quarter were $2.2 million.

The Company reported a second quarter adjusted EBITDA loss in the Commercial segment of $7.9 million, as compared to a loss of $7.2 million in the second quarter of the prior year, reflecting enhanced capabilities and infrastructure investments in the areas of product development, marketing, and sales.

HawkEye G Deployments and Customer Update
As of August 10, 2015, the total number of HawkEye G installations has increased to 30, up from 23 at the last earnings call on May 7, 2015. The total number of HawkEye G revenue generating customers has increased to 16, up from 14 over the same time period.

Financial Outlook

For the full year 2015, KEYW expects its Government Solutions segment revenue growth rate to be in the range of 4% to 8% compared to 2014 revenue, with adjusted EBITDA margin expected in the range of 12% to 14%. In the Commercial segment, KEYW expects revenue to be approximately $15 million with an expected full year adjusted EBITDA loss in the range of $30 million to $34 million.

Adjusted EBITDA

Adjusted EBITDA, as defined by KEYW, is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or US GAAP. The adjusted EBITDA reconciliation tables below provide a reconciliation of this non-US GAAP financial measure to net income (loss), the most directly comparable financial measure calculated and presented in accordance with US GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with US GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate. In addition, our board of directors and management use adjusted EBITDA:

•as a measure of operating performance;
•to determine a significant portion of management's incentive compensation;
•for planning purposes, including the preparation of our annual operating budget; and
•to evaluate the effectiveness of our business strategies.

	Three months ended June 30, 2015	Three months ended June 30, 2014	Six months ended June 30, 2015	Six months ended June 30, 2014
	(Unaudited and in thousands)
Net Loss	$(35,267)	$(1,730)	$(41,369)	$(4,806)
Depreciation	2,004	1,916	3,948	3,471
Intangible Amortization	3,062	2,934	6,132	6,059
Acquisition Costs and Other Nonrecurring Costs	1,198	29	2,362	30
Stock Compensation Amortization	2,110	1,678	3,299	3,302
Interest Expense	2,566	1,220	5,109	2,078
Tax Expense (Benefit)	28,815	(955)	25,144	(2,624)
Adjusted EBITDA	$4,488	$5,092	$4,625	$7,510

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Government Solutions Statements of Operations

	Three months ended June 30, 2015	Three months ended June 30, 2014	Six months ended June 30, 2015	Six months ended June 30, 2014
	(Unaudited and in thousands)

Revenues	$75,869	$72,057	$144,717	$133,365
Costs of Revenues, excluding amortization	51,615	49,861	100,222	91,630
Gross Profit	24,254	22,196	44,495	41,735

Operating expenses	15,416	13,103	30,634	26,815
Intangible amortization expense	1,816	1,919	3,607	4,062
Net Operating Income	7,022	7,174	10,254	10,858

Reconciliation of Net Operating Income to Adjusted EBITDA:

Depreciation	1,388	1,420	2,718	2,827
Intangible Amortization	1,816	1,919	3,607	4,062
Acquisition Costs and Other Nonrecurring Costs	50	29	1,208	30
Stock Compensation Amortization	2,110	1,678	3,299	3,302
Other Non-operating Income	16	22	16	23
Segment Adjusted EBITDA	$12,402	$12,242	$21,102	$21,102

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Commercial Cyber Solutions Statements of Operations

	Three months ended June 30, 2015	Three months ended June 30, 2014	Six months ended June 30, 2015	Six months ended June 30, 2014
	(Unaudited and in thousands)

Revenues	$2,518	$2,172	$5,304	$4,671
Costs of Revenues, excluding amortization	986	519	1,970	1,065
Gross Profit	1,532	1,653	3,334	3,606

Operating expenses	11,210	9,299	22,195	17,842
Intangible amortization expense	1,246	1,015	2,525	1,997
Net Operating Loss	(10,924)	(8,661)	(21,386)	(16,233)

Reconciliation of Net Operating Loss to Adjusted EBITDA:

Depreciation	616	496	1,230	644
Intangible Amortization	1,246	1,015	2,525	1,997
Acquisition Costs and Other Nonrecurring Costs	1,148	—	1,154	—
Segment Adjusted EBITDA	$(7,914)	$(7,150)	$(16,477)	$(13,592)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended June 30, 2015	Three months ended June 30, 2014	Six months ended June 30, 2015	Six months ended June 30, 2014
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Government Solutions	$75,869	$72,057	$144,717	$133,365
Commercial Cyber Solutions	2,518	2,172	5,304	4,671
Total	78,387	74,229	150,021	138,036
Costs of Revenues, excluding amortization
Government Solutions	51,615	49,861	100,222	91,630
Commercial Cyber Solutions	986	519	1,970	1,065
Total	52,601	50,380	102,192	92,695
Gross Profit
Government Solutions	24,254	22,196	44,495	41,735
Commercial Cyber Solutions	1,532	1,653	3,334	3,606
Total	25,786	23,849	47,829	45,341
Operating Expenses
Operating expenses	26,626	22,402	52,829	44,657
Intangible amortization expense	3,062	2,934	6,132	6,059
Total	29,688	25,336	58,961	50,716
Operating Loss	(3,902)	(1,487)	(11,132)	(5,375)
Non-Operating Expense, net	2,550	1,198	5,093	2,055
Loss before Income Taxes	(6,452)	(2,685)	(16,225)	(7,430)
Income Tax Expense (Benefit), net	28,815	(955)	25,144	(2,624)
Net Loss	$(35,267)	$(1,730)	$(41,369)	$(4,806)
Weighted Average Common Shares Outstanding
Basic	38,243,184	37,467,264	37,935,621	37,309,516
Diluted	38,243,184	37,467,264	37,935,621	37,309,516
Loss per Share
Basic	$(0.92)	$(0.05)	$(1.09)	$(0.13)
Diluted	$(0.92)	$(0.05)	$(1.09)	$(0.13)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share and par value per share amounts)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,554	$39,601
Receivables	58,090	56,961
Inventories, net	18,505	14,861
Prepaid expenses	2,847	3,139
Income tax receivable	3,998	3,951
Deferred tax asset, current	—	2,878
Total current assets	101,994	121,391

Property and equipment, net	30,293	29,341
Goodwill	312,725	295,984
Other intangibles, net	18,649	21,109
Other assets	4,379	5,208
TOTAL ASSETS	$468,040	$473,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,938	$10,266
Accrued expenses	8,734	7,009
Accrued salaries and wages	15,458	11,648
Deferred revenue	3,759	4,488
Total current liabilities	38,889	33,411
Long-term liabilities:
Convertible senior notes, net of discount	126,886	124,338
Non-current deferred tax liability	27,789	4,294
Other non-current liabilities	6,432	6,619
TOTAL LIABILITIES	199,996	168,662
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 38,478,739 and 37,601,474 shares issued and outstanding	38	38
Additional paid-in capital	324,596	319,554
Accumulated deficit	(56,590)	(15,221)
Total stockholders’ equity	268,044	304,371
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$468,040	$473,033

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months ended June 30, 2015	Six months ended June 30, 2014
	(Unaudited)	(Unaudited)
Net loss	$(41,369)	$(4,806)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	3,299	3,302
Depreciation/Amortization	10,080	9,530
Amortization of discount of convertible debt	2,548	—
Loss on disposal of long-lived assets	1,148	—
Windfall tax benefit from option exercise	—	(1,417)
Deferred taxes	25,092	117
Changes in balance sheet items:
Receivables	1,600	(9,616)
Inventory	(3,680)	(4,036)
Prepaid expenses	323	(666)
Income tax receivable	(47)	(1,474)
Accounts payable	672	9,409
Accrued expenses	3,838	177
Other	836	163
Net cash provided by operating activities	4,340	683
Cash flows from investing activities:
Acquisitions, net of cash acquired	(20,766)	(580)
Purchase of property and equipment	(4,746)	(4,655)
Net cash used in investing activities	(25,512)	(5,235)
Cash flows from financing activities:
Proceeds from revolver	—	8,000
Repayment of debt	—	(3,500)
Windfall tax benefit from option exercise	—	1,417
Proceeds from option and warrant exercises, net	125	252
Net cash provided by financing activities	125	6,169
Net (decrease) increase in cash and cash equivalents	(21,047)	1,617
Cash and cash equivalents at beginning of period	39,601	2,480
Cash and cash equivalents at end of period	$18,554	$4,097

A conference call has been scheduled to discuss these results on August 10, 2015 at 5:00 p.m. (EST). At that time, Management will review the Company's second quarter 2015 financial results, followed by a question-and-answer session to further discuss the results.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://investors.keywcorp.com on August 10, 2015. We encourage people to register for an email reminder about the Webcast on the Event Calendar tab, also found on the Investors page of our website. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868. The conference ID for the event is 82914249.

An archive of the Webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the webcast replay.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for US Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact The KEYW Holding Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, statements regarding our Government Solutions segment’s pipeline and proposal opportunities, statements regarding adoption (including pilot installations) and interest in our Hawkeye G software product, our full year 2015 revenue, growth and adjusted EBITDA estimates under the heading “Financial Outlook” in this press release, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 9, 2015 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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